Exhibit 21.1

Subsidiaries of Registrant

Subsidiary                         Jurisdiction

LMI Finishing, Inc.                Missouri

Leonard's Metal, Inc.              Missouri

Precise Machine Partners, L.L.P.   Texas

Precise Machine Company            Texas